UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2015

TUCSON ELECTRIC POWER COMPANY
(Exact name of registrant as specified in its charter)

Arizona	1-5924	86-0062700
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
88 East Broadway Boulevard, Tucson, AZ 85701
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (520) 571-4000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance-Sheet Arrangement of a Registrant.
On October 15, 2015, Tucson Electric Power Company (TEP) entered into a new credit agreement with MUFG Union Bank, N.A. (MUFG), as administrative agent, lead arranger and lender, and a group of lenders (the TEP Credit Agreement). The TEP Credit Agreement replaced the prior credit facility entered into on November 9, 2010 and amended on November 18, 2011, which included a $200 million revolving credit and letter of credit facility. The TEP Credit Agreement provides for a $250 million revolving credit and letter of credit facility. It expires on October 15, 2020, at which time all outstanding amounts thereunder will be due and payable. The final maturity date is subject to two one-year extensions if certain conditions are satisfied.
TEP expects that borrowings will be made from time to time under the revolving credit facility for working capital and other general corporate purposes and that letters of credit will be issued from time to time to support energy procurement and hedging transactions.
Interest rates and fees under the TEP Credit Agreement are based on a pricing grid tied to TEP’s credit ratings. Borrowings under the revolving credit facility bear interest at a variable interest rate consisting of a spread over LIBOR or Alternate Base Rate. Alternate Base Rate is equal to the greater of (i) MUFG’s reference rate, (ii) the federal funds rate plus ½ of 1%, or (iii) adjusted LIBOR for an interest period of one month plus 1%. The interest rate presently in effect on borrowings is LIBOR plus 1.00% for Eurodollar loans or Alternate Base Rate plus 0.00% for Alternate Base Rate loans.
The TEP Credit Agreement is unsecured and ranks pari passu with TEP’s other senior unsecured debt obligations.
The TEP Credit Agreement contains a number of covenants which restrict TEP and its subsidiaries, including restrictions on liens, mergers and sales of assets. The TEP Credit Agreement also requires TEP not to exceed a maximum leverage ratio. Under the terms of the TEP Credit Agreement, TEP may pay dividends to UNS Energy so long as it maintains compliance with the agreement.
Upon the occurrence and continuance of an event of default under the TEP Credit Agreement, outstanding borrowings may become immediately due and payable. Events of default include the failure to make payments required thereunder or to comply with the covenants contained therein, change in control, as defined, or certain bankruptcy events with respect to TEP or certain subsidiaries. In addition, an event of default would include the failure of TEP or certain subsidiaries to make required payments on indebtedness in excess of $40 million or events giving the holders of such indebtedness the right to require repayment of such indebtedness.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit	Description
4.1	Credit Agreement, dated as of October 15, 2015, among Tucson Electric Power Company, MUFG Union Bank, N.A., as Administrative Agent, and a group of lenders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 16, 2015	TUCSON ELECTRIC POWER COMPANY ___________________________ (Registrant) /s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer